EXHIBIT E

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of May 5, 2022, by and among: (i) SL Globetrotter, L.P., a Cayman Islands exempted limited partnership (the “SL Shareholder”), (ii) Global Blue Holding L.P., a Cayman Islands exempted limited partnership (the “PG Shareholder” and together with the SL Shareholder (including their respective permitted assigns), the “GB Shareholders”), (iii) CK Opportunities Fund I, LP (the “Initial Investor Holder”) and (iv) any Investor Holder that holds Series B Preferred Shares and has duly executed a joinder agreement in the form attached as Annex A (the “Joinder Agreement”) (together with the GB Shareholders and the Initial Investor Holder, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, each of the GB Shareholders are existing shareholders of Global Blue Group Holding AG, a Swiss corporation (the “Company”), holding Ordinary Shares (as defined below) and/or Series A Preferred Shares (as defined below);

WHEREAS, as of the date hereof, each of the GB Shareholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of the common registered shares of the Company, with a nominal value of CHF 0.01 per share (the “Ordinary Shares”), and the registered series A convertible preferred shares of the Company with a nominal value of CHF 0.01 per share (the “Series A Preferred Shares”), set forth opposite such GB Shareholder’s name on Schedule A hereto (the “GB Shares”);

WHEREAS, concurrently with entry into this Agreement, the Company and each of the Investor Holders entered into a certain investment agreement (the “Ordinary Shares and Preferred Shares Investment Agreement”), dated as of the date hereof, pursuant to which the Initial Investor Holder will subscribe for up to 8,587,786 Ordinary Shares (to the extent subscribed for by the Initial Investor Holder pursuant to the Ordinary Shares and Preferred Shares Investment Agreement, the “Acquired Ordinary Shares”) at a price of US$5.24 per Ordinary Share (the “Original Ordinary Share Issue Price”) and up to 21,176,470 Series B Preferred Shares (as defined below) (to the extent subscribed for by the Initial Investor Holder pursuant to the Ordinary Shares and Preferred Shares Investment Agreement, the “Acquired Preferred Shares” and together with the Acquired Ordinary Shares, the “Acquired Shares”) at a price of US$8.50 per Series B Preferred Share (the “Original Preferred Share Issue Price”), subject to the terms and conditions set forth in the Ordinary Shares and Preferred Shares Investment Agreement (the “Transactions”); and

WHEREAS, as a condition to the willingness of the Investor Holders to enter into the Ordinary Shares and Preferred Shares Investment Agreement, and as an inducement and in consideration therefor, the GB Shareholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following definitions shall apply:

“Affiliate” means with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, provided that (i) no portfolio company controlled by funds managed directly or indirectly by the Investor Holder, Certares Opportunities LLC, Knighthead Opportunities Capital Management, LLC or any of their respective Affiliates shall be deemed or considered to be an “Affiliate” of the Investor Holder; and (ii) none of (x) any portfolio company of funds managed or advised, directly or indirectly, by Silver Lake Technology Management, LLC or its Affiliates or (y) the Company (other than for purposes of Section 3.1) shall be deemed or considered to be an “Affiliate” of the SL Shareholder or PG Shareholder.

“Affiliate Joinder Agreement” means an affiliate joinder agreement, substantially in the form set out in Annex B.

“Articles of Association” means the articles of association of the Company, as amended from time to time.

“Articles of Association Amendment” means the amendment to the Articles of Association substantially in the form set out in Schedule B.

“As-Converted Basis” shall have the meaning set forth in the Series B Conversion Agreement.

“Blended Original Share Issue Price” means US$7.56 per share, provided that in the event of (x) a split-up or subdivision of the Capital Stock of the Company or other similar event, then the Blended Original Share Issue Price shall be reduced in proportion to such increase in the Capital Stock of the Company and (y) a consolidation, combination, reverse share split or reclassification of the Capital Stock of the Company or other similar event, then the Blended Original Share Issue Price shall be increased in proportion to such reduction in the Capital Stock of the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day of the year, other than a Saturday or Sunday, on which national banking institutions in New York, New York, London, England, and Zurich, Switzerland are generally open to the public for conducting business.

“Call Transfer Notice” shall have the meaning set forth in the Series B Conversion Agreement.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Change of Control” shall have the meaning set forth in the Series B Conversion Agreement.

“Company Interim PIK Dividend Trigger Event” means the valid issuance by the Company of a Call Transfer Notice or Forced Conversion Notice with respect to Series B Preferred Shares held by the Initial Investor Holder, in each case, in accordance with the Series B Conversion Agreement.

“Conversion Notice” shall have the meaning set forth in the Series B Conversion Agreement.

“Drag Proceeds” means (A) the sum of all Dragged-Along Non-PIK Shares, Dragged-Along PIK Shares and Dragged-Along Acquired Ordinary Shares multiplied by (B) the Drag-Along Purchase Price.

“Dragged-Along Acquired Ordinary Shares” means Dragged-Along Shares that are Acquired Ordinary Shares.

“Dragged-Along Non-PIK Preferred Shares” means Dragged-Along Shares that are Acquired Preferred Shares.

“Dragged-Along Non-PIK Shares” means Dragged-Along Non-PIK Underlying Shares and Dragged-Along Non-PIK Preferred Shares.

“Dragged-Along Non-PIK Underlying Shares” means Dragged-Along Shares that are Underlying Shares that were issued upon conversion of Acquired Preferred Shares.

“Dragged-Along PIK Preferred Shares” means Dragged-Along Shares that are PIK Shares.

“Dragged-Along PIK Shares” means Dragged-Along PIK Underlying Shares and Dragged-Along PIK Preferred Shares.

“Dragged-Along PIK Underlying Shares” means Dragged-Along Shares that are Underlying Shares issued upon conversion of PIK Shares.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forced Conversion Notice” shall have the meaning set forth in the Series B Conversion Agreement.

“General Meeting of Shareholders” means a duly convened annual or extraordinary general meeting of the stockholders of the Company.

“Initial Investor Holder Top-Up Payment” means, in respect of the Dragged-Along Shares to be sold by the Initial Investor Holder in a Drag-Along Sale, the amount that is the greater of (A) (i) (x) the sum of Dragged-Along Non-PIK Shares and Dragged-Along Acquired Ordinary Shares multiplied by (y) 1.5 times the Blended Original Share Issue Price minus (ii) the Drag Proceeds, and (B) zero.

“Interim PIK Dividend” means a dividend-in-kind in the form of an extraordinary dividend (ausserordentliche Dividende) or an interim dividend (Interimsdividende) on all Series B Preferred Shares, in such amount as is pro rata (calculated as if the PIK Dividend had accrued and been payable on a daily basis (based on a 365 day calendar year) up to but excluding the date of the applicable Trigger Effective Time) to the PIK Dividend (as defined in the Series B Conversion Agreement) to be paid in respect of the relevant financial year in accordance with the terms in the Articles of Association.

“Interim PIK Dividend Resolution” means a resolution at a General Meeting of Shareholders of the Company in relation to the Interim PIK Dividend.

“Interim PIK Dividend Trigger Event” means a Company Interim PIK Dividend Trigger Event or an Investor Holder Interim PIK Dividend Trigger Event.

“Investor Director” means any person nominated for appointment to the Board of Directors by the Initial Investor Holder pursuant to the terms of the Ordinary Shares and Preferred Shares Investment Agreement.

“Investor Holder Interim PIK Dividend Trigger Event” means the valid issuance by the Initial Investor Holder of a Conversion Notice for Series B Preferred Shares held by the Initial Investor Holder in accordance with the Series B Conversion Agreement, provided that the Conversion Notice shall be issued in relation to at least 7,058,824 Series B Preferred Shares.

“Investor Holders” means the Initial Investor Holder and any transferee acquiring Series B Preferred Shares from the Initial Investor Holder pursuant to the terms of the Series B Conversion Agreement.

“Law” means any statute, law, ordinance, rule, regulation or governmental order, in each case, of any governmental authority.

“Nominated Affiliate” shall have the meaning set forth in the Ordinary Shares and Preferred Shares Investment Agreement.

“Other Dragged-Along Seller” means any Dragged-Along Seller excluding the Initial Investor Holder.

“Other Dragged-Along Seller Cost Base” means, in respect of any Other Dragged-Along Seller in any Drag-Along Sale, (a) the number of Dragged-Along Non-PIK Shares to be sold by such Other Dragged-Along Seller in such Drag-Along Sale, multiplied by (b) the Original Preferred Share Issue Price.

“Other Dragged-Along Seller Drag Proceeds” means, in respect of any Other Dragged-Along Seller in any Drag-Along Sale, (a) the number of Dragged-Along Non-PIK Shares and Dragged-Along PIK Shares to be sold in such Drag-Along Sale by such Other Dragged-Along Seller multiplied by (b) the Drag-Along Purchase Price.

“Other Dragged-Along Seller Top-Up Payment” means, in respect of the Dragged-Along Non-PIK Shares to be sold by an Other Dragged-Along Seller in a Drag-Along Sale, the amount that is the greater of (a) (i) 1.5 times the Other Dragged-Along Seller Cost Base of such Other Dragged-Along Seller minus (ii) the Other Dragged-Along Seller Drag Proceeds of such Other Dragged-Along Seller and (b) zero.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

“PIK Dividend Resolution” means a resolution at a General Meeting of Shareholders of a dividend-in-kind on the Series B Preferred Shares in accordance with the terms in the Articles of Association.

“PIK Shares” means any Series B Preferred Shares that were issued as a dividend-in-kind on any Series B Preferred Shares outstanding at the time of such issuance.

“Preferred Closing” has the meaning set forth in the Ordinary Shares and Preferred Shares Investment Agreement.

“Publicly Traded Securities” shares in a company listed on an internationally recognized exchange (including without limitation, NASDAQ, the New York Stock Exchange, the Main Market of London Stock Exchange, the Frankfurt Stock Exchange and Euronext Amsterdam).

“Series A Conversion Agreement” means the conversion agreement dated as of August 28, 2020, between the Company, the PG Shareholder, the SL Shareholder and the other persons party thereto entered into in connection with the Series A Preferred Shares.

“Series A Special Meeting” means a duly convened special meeting of the holders of Series A Preferred Shares with a majority of votes present at the meeting.

“Series B Conversion Agreement” means the conversion agreement between the Company, the Initial Investor Holder and any other Investor Holders to be entered into in connection with the Series B Preferred Shares.

“Series B Preferred Shares” means the registered series B convertible preferred shares with a nominal value of CHF 0.01 each of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any share into which any such Series B Preferred Shares shall have been changed or any shares resulting from any reclassification of any such Series B Preferred Shares.

“Shareholder” means the GB Shareholders and, after the issuance of the Ordinary Shares and/or Series B Preferred Shares pursuant to the Transactions have been consummated, the Initial Investor Holder and any other Investor Holders.

“Shares” means the GB Shares, the Acquired Shares, the PIK Shares and the Underlying Shares (to the extent any Series B Preferred Shares have been converted into Ordinary Shares).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Top-Up Payment” means the Initial Investor Holder Top-Up Payment or the Other Dragged-Along Seller Top-Up Payment.

“Trigger Effective Time” means the Conversion Effective Time, Call Effective Time or Forced Conversion Effective Time, as applicable (in each case as defined in the Series B Conversion Agreement).

“Underlying Shares” means the underlying Ordinary Shares that may be issued upon conversion of the Series B Preferred Shares in accordance with the terms of the Series B Conversion Agreement.

“Voting Stock” means the Ordinary Shares, the Series B Preferred Shares, the Series A Preferred Shares and any other shares with voting rights (Aktie) issued by the Company from time to time.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Terms Defined Elsewhere in this Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Ordinary Shares	Recitals
Acquired Preferred Shares	Recitals
Acquired Shares	Recitals
Agreement	Preamble
Capital Band	Section 2.4
Company	Recitals
Drag Transferee	Section 3.1
Drag-Along Purchase Price	Section 3.1
Drag-Along Sale	Section 3.1
Drag-Along Sale Notice	Section 3.1
Drag-Along Sellers	Section 3.1
Dragged-Along Seller	Section 3.1
Dragged-Along Shares	Section 3.1
Equivalent Offer	Section 5.1
GB Shareholders	Preamble
GB Shares	Recitals
Initial Investor Holder	Preamble
Joinder Agreement	Preamble
Ordinary Shares	Recitals
Ordinary Shares and Preferred Shares Investment Agreement	Recitals

Term	Section
Original Ordinary Share Issue Price	Recitals
Original Preferred Share Issue Price	Recitals
Parties	Preamble
PG Shareholder	Preamble
Representatives	Section 2.8
Series A Preferred Shares	Recitals
SL Shareholder	Preamble
Tag Equivalent Offer	Section 4.10
Tag Transferee	Section 4.1
Tag Triggering Sellers	Section 4.1
Tag-Along Participation Notice	Section 4.2
Tag-Along Sale	Section 4.1
Tag-Along Sale Notice	Section 4.1
Tag-Along Sellers	Section 4.2
Tag-Along Shares	Section 4.1
Tender Offer	Section 5.1
Transactions	Recitals

ARTICLE II
CORPORATE GOVERNANCE

Section 2.1. Agreement to Vote for the Articles of Association Amendment and the Election of the Investor Director. Each Shareholder hereby agrees that at a General Meeting of Shareholders to be held for the purpose of adoption of the Articles of Association Amendment and election of the Investor Director (such election to be conditioned upon the occurrence of the Preferred Closing), such Shareholder shall attend (and shall procure that each of its Affiliates that holds Shares attends) the respective General Meeting of Shareholders in person or by proxy and vote (and shall procure that each of its Affiliates that holds Shares votes) all of its Shares in favor of the adoption of the Articles of Association Amendment and the election of the Investor Director.

Section 2.2. Agreement to Vote the Series A Preferred Shares for the Issuance of Series B Preferred Shares. Each Shareholder that holds Series A Preferred Shares hereby agrees that at a Series A Special Meeting to be held for the approval of the issuance of the Series B Preferred Shares, such Shareholder shall attend (and shall procure that each of its Affiliates that holds Shares attends) the Series A Special Meeting in person or by proxy and vote (and shall procure that each of its Affiliates that holds Shares votes) all of its Series A Preferred Shares in favor of the issuance of the Series B Preferred Shares.

Section 2.3. Agreement to Vote for the Re-Election of the Investor Director. Each Shareholder hereby agrees that at any future annual General Meeting of Shareholders at which the re-election of the Investor Director is on the agenda, such Shareholder shall attend (and shall procure that each of its Affiliates that holds Shares attends) the respective General Meeting of Shareholders in person or by proxy and vote (and shall procure that each of its Affiliates that holds Shares votes) all of its Shares in favor of the re-election of the Investor Director, in each case only to the extent the Initial Investor Holder is entitled to propose such Investor Director for election pursuant to the Clause 12 of the Ordinary Shares and Preferred Shares Investment Agreement.

Section 2.4. Agreement to Vote for Creation of Capital Band by February 2023. Each Shareholder hereby agrees that at a General Meeting of Shareholders to be held by February 2023 for the purpose of the creation of a capital band (Kapitalband) pursuant to Article 653s et seq. of the revised Swiss Code of Obligations (coming into force on 1 January 2023) (the “Capital Band”) by way of amendment of the Articles of Association, such Shareholder shall attend (and shall procure that each of its Affiliates that holds Shares attends) the respective General Meeting of Shareholders in person or by proxy and vote (and shall procure that each of its Affiliates that holds Shares votes) all of its Shares in favor of the creation of the Capital Band with a duration of 5 years which, inter alia, enables the Board of Directors to issue new Ordinary Shares to service and comply with share delivery obligations under the Series A Conversion Agreement and the Series B Conversion Agreement, issue new Series B Preferred Shares (as part of the annual preferred dividend thereon, provided that such distribution of dividend was resolved by the General Meeting of Shareholders), cancel Series B Preferred Shares acquired by the Company pursuant to the Series B Conversion Agreement from time to time, and cancel Series A Preferred Shares acquired by the Company pursuant to the Series A Conversion Agreement from time to time.

Section 2.5. Agreement to Vote for Extending and Increasing the Capital Band. Each Shareholder hereby agrees that at any future General Meeting of Shareholders at which the extension and/or increase the Capital Band is on the agenda, such Shareholder shall attend (and shall procure that each of its Affiliates that holds Shares attends) the respective General Meeting of Shareholders in person or by proxy and vote (and shall procure that each of its Affiliates that holds Shares votes) all of its Shares in favor of the extension and/or increase of the Capital Band which, inter alia, enables the Board of Directors to issue new Ordinary Shares to service and comply with share delivery obligations under the Series A Conversion Agreement and the Series B Conversion Agreement, issue new Series B Preferred Shares (as part of the annual preferred dividend thereon, provided that such distribution of dividend was resolved by the General Meeting of Shareholders), cancel Series B Preferred Shares acquired by the Company pursuant to the Series B Conversion Agreement from time to time, and cancel Series A Preferred Shares acquired by the Company pursuant to the Series A Conversion Agreement from time to time.

Section 2.6. Agreement to Vote for PIK Dividend Resolution. Each Shareholder hereby agrees that at any future General Meeting of Shareholders at which the PIK Dividend Resolution is on the agenda, such Shareholder shall attend (and shall procure that each of its Affiliates that holds Shares attends) the respective General Meeting of Shareholders in person or by proxy and vote (and shall procure that each of its Affiliates that holds Shares votes) all of its Shares in favor of the adoption of the PIK Dividend Resolution. Each Shareholder hereby agrees to use (and shall procure that each of its Affiliates that holds Shares uses) reasonable best efforts to cause the PIK Dividend Resolution to be placed on the agenda of an annual General Meeting of Shareholders in each financial year, including (i) to the extent it has any representatives on the Board of Directors, by convening a meeting of the Board of Directors and, subject to Section 2.8, causing such representatives to vote in favor of the required proposal being put on such agenda and (ii) by demanding that the PIK Dividend Resolution be placed on the agenda in accordance with article 699 para. 3 of the Swiss Code of Obligations.

Section 2.7. Agreement to Vote for Interim PIK Dividend Resolution. Each Shareholder hereby agrees that if a General Meeting of Shareholders is convened as a result of the occurrence of an Interim PIK Dividend Trigger Event at which the Interim PIK Dividend Resolution is on the agenda, such Shareholder shall attend (and shall procure that each of its Affiliates that holds Shares attends) the respective General Meeting of Shareholders in person or by proxy and vote (and shall procure that each of its Affiliates that holds Shares votes) all of its Shares in favor of adoption of the Interim PIK Dividend Resolution. Following the occurrence of an Interim PIK Dividend Trigger Event, each Shareholder hereby agrees to use (and shall procure that each of its Affiliates that holds Shares uses) reasonable best efforts to cause the Interim PIK Dividend Resolution to be placed on the agenda of any future General Meeting of Shareholders, including (i) to the extent it has any representatives on the Board of Directors, convening a meeting of the Board of Directors and, subject to Section 2.8, causing such representatives to vote in favor of the required proposal being put on such agenda and (ii) by demanding that the Interim PIK Dividend Resolution be placed on the agenda in accordance with article 699 para. 3 of the Swiss Code of Obligations.

Section 2.8. No Obligation as Director or Officer. Nothing in this Agreement shall (i) be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Shareholder or its Affiliates or by any Shareholder or its Affiliates that is a natural person, in each case, in his or her capacity as a director or officer of the Company or (ii) require any director of the Company to vote or take any action that would be in breach of his or her fiduciary duties.

article iii
Drag- Along Rights

Section 3.1. From and after the Preferred Closing, the SL Shareholder shall be entitled to give written notice (a “Drag-Along Sale Notice”) to the Investor Holders that the SL Shareholder desires to enter into, or cause the Company or the Dragged-Along Sellers (as defined below) to enter into, one or a series of related transactions that constitutes a Change of Control (whether as part of a single or “multi track” process) (a “Drag-Along Sale”) to any bona fide third party (excluding for the avoidance of doubt the Company and its Subsidiaries) (“Drag Transferee”), and that the SL Shareholder is requiring the Investor Holders (all Investor Holders participating in a Drag-Along Sale pursuant to this Section 3.1, the “Dragged-Along Sellers”, together with the SL Shareholder and all other Persons who otherwise are transferring, have a contractual obligation, or have exercised a contractual or other right to transfer, the Capital Stock of the Company in connection with such Drag-Along Sale, the “Drag-Along Sellers”) to participate, agree and take such actions reasonably necessary to sell in such Drag-Along Sale, on the same price (such price per share, calculated on an As-Converted Basis as necessary, the “Drag-Along Purchase Price”), consideration, terms and conditions as the SL Shareholder and in the manner set forth in this Section 3.1, all of the Series B Preferred Shares, Underlying Shares that have been issued to such Dragged-Along Seller upon conversion of Series B Preferred Shares and Acquired Ordinary Shares, in each case, then held by the Dragged-Along Sellers (such shares, in respect of each Dragged Along-Seller, the “Dragged-Along Shares”); provided, that if the Drag-Along Sale is consummated prior to the fifth (5th) anniversary of the Preferred Closing, the SL Shareholder shall only be entitled to exercise its rights set forth in this Article III if the SL Shareholder or its Affiliates pays, or causes to be paid, substantially concurrently with the completion of the Drag-Along Sale, (i) to the Initial Investor Holder, the Initial Investor Holder Top-Up Payment and (ii) to any Other Dragged-Along Seller, the Other Dragged-Along Seller Top-Up Payment. The Drag-Along Sale Notice shall be delivered to all Dragged-Along Sellers at least fifteen (15) days prior to the consummation of such Drag-Along Sale setting forth (i) the number and type of each class of Capital Stock of the Company proposed to be transferred, (ii) the consideration to be received for such securities, (iii) the identity of the other Person(s) party to the Drag-Along Sale, (iv) a detailed summary of all other material terms and conditions of the Drag-Along Sale, (v) the date of the anticipated completion of the proposed Drag-Along Sale (which date shall not be less than fifteen (15) days after the delivery of such notice) and (vi) any action or actions required of the Dragged-Along Sellers in connection with the Drag-Along Sale.

Section 3.2. Upon delivery of a valid Drag-Along Sale Notice in accordance with this Article III, each Dragged-Along Seller shall be required to participate in a Drag-Along Sale provided that:

(a) to the extent available to the SL Shareholder, a copy of the draft definitive agreement (along with drafts of any material ancillary transaction documents) with respect to the Drag-Along Sale is delivered to such Dragged-Along Seller at least five (5) days prior to the consummation of such Drag-Along Sale;

(b) the consideration to be received by each Dragged-Along Seller will be cash or Publicly Traded Securities;

(c) the consideration provided by the Drag Transferee to each Dragged-Along Seller is the same form(s) as the consideration that will be paid in respect of the Drag-Along Sale (and where the Drag-Along Sale will involve the payment of both cash and Publicly Traded Securities, in as near as practicable the same proportion as between those forms);

(d) each Dragged-Along Seller shall only be required to give representations and warranties to the Drag Transferee as to (i) the ownership of, and title to its Dragged-Along Shares and its capacity to transfer its Dragged-Along Shares or (ii) ownership, conflicts, capacity/authority and no consents (clauses (i) and (ii) together, the “Specified Reps”) on the same basis as the Drag-Along Sellers, and shall not be required to give any indemnities, covenants or undertakings in relation to the Company or its Subsidiaries;

(e) each Dragged-Along Seller shall be entitled to receive, and shall bear, its pro rata portion (based on the relative amount and type of Capital Stock of the Company sold in such Drag-Along Sale) of any customary deferred consideration, earnout, holdback or escrow payments (including customary completion accounts or no leakage closing adjustments) relating to such Drag-Along Sale transaction;

(f) the aggregate amount of liability of each Dragged-Along Seller shall not exceed the proceeds received by such Dragged-Along Seller in such Drag-Along Sale (except with respect to claims related to fraud by such Dragged-Along Seller);

(g) subject to Section 3.2(d), if and to the extent the Dragged-Along Seller is subject to indemnification obligations, all indemnification obligations shall be on a several and not joint basis to the Drag-Along Sellers pro rata (based on the amount of consideration received by each Drag-Along Seller in the Drag-Along Sale transaction); and

(h) no Dragged-Along Seller shall be responsible for any indemnification obligations and/or liabilities (except through escrow or hold back arrangements established to cover representations, warranties and covenants of the Company as well as a breach by any Drag-Along Seller of any identical representations, warranties and covenants provided by all Drag-Along Sellers) for (A) breaches or inaccuracies of representations and warranties made with respect to any other Drag-Along Seller’s representations and warranties and/or (B) breaches of any covenant specifically relating to any other Drag-Along Sellers.

Section 3.3. In connection with a Drag-Along Sale, at the request of the SL Shareholder, each Drag-Along Seller shall, subject to the limitations set forth in Section 3.2, take or cause to be taken all such actions as the SL Shareholder deem to be reasonably necessary or desirable in order to consummate expeditiously a Drag-Along Sale, including (i) voting (whether in person or by written consent) in favor of such Drag-Along Sale, (ii) executing, acknowledging and delivering consents, assignments, releases, waivers and other documents or instruments, (iii) filing applications, reports, returns, filings and other documents or instruments with governmental authorities, (iv) appointing a stockholder representative with respect to matters affecting the Drag-Along Sellers under the applicable definitive transaction agreements following consummation of such Drag-Along Sale, and (v) otherwise cooperating with the SL Shareholder and the proposed transferee, in each case, to the same extent as the SL Shareholder. In the event the consideration to be paid in a Drag-Along Sale includes any securities, the SL Shareholder may receive voting, governance and other similar rights that are not provided to any Dragged-Along Seller, and no Dragged-Along Seller shall be entitled to receive any such rights.

Section 3.4. Notwithstanding the delivery of any Drag-Along Sale Notice but subject always to Section 3.2, all determinations as to whether to complete any Drag-Along Sale and as to the timing, manner, price and other terms and conditions of any such Drag-Along Sale shall be at the sole discretion of the SL Shareholder, and none of the SL Shareholder, its Affiliates and their respective Representatives shall have any liability to any Dragged-Along Seller arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Drag-Along Sale except to the extent the SL Shareholder failed to comply with the provisions of this Article III.

Section 3.5. All reasonable and documented out-of-pocket costs and expenses incurred by the Drag-Along Seller, in each case, in connection with such Drag-Along Sale shall be allocated and borne on a pro rata basis by the Drag-Along Sellers in accordance with the amount of consideration otherwise received by such Drag-Along Sellers in such Drag-Along Sale. For the avoidance of doubt, it is understood that this Section 3.5 shall not prevent any Drag-Along Sale to be structured in a manner such that some or all of such costs and expenses result in a pro rata reduction in the consideration received by the Drag-Along Sellers in such Drag-Along Sale.

Section 3.6. For the avoidance of doubt, for purposes of this Article III (including when determining the Drag Proceeds, Initial Investor Holder Top-Up Payment, Other Dragged-Along Seller Cost Base, Other Dragged-Along Seller Drag Proceeds or Other Dragged-Along Seller Drag Proceeds), the number of Dragged-Along Shares that are Acquired Preferred Shares as compared to PIK Shares shall be calculated on a pro rata basis.

Section 3.7. Without prejudice to any liability or damages resulting from any breach prior to such termination, this Article III automatically terminates without any further action upon the consummation of a Change of Control.

ARTICLE IV

Tag-Along Rights

Section 4.1. From and after the Preferred Closing, if the SL Shareholder intends or proposes to enter into one or a series of related transactions (including any merger or consolidation) involving the transfer by any of the SL Shareholder, the PG Shareholder and their respective Affiliates (the “Tag Triggering Sellers”) of more than 50% of the then-outstanding Voting Stock of the Company to a third party (the “Tag Transferee”) (other than, for the avoidance of doubt, (x) to an Affiliate of SL Shareholder or (y) pursuant to a Tender Offer, in which case Article V and not this Article IV shall apply) that results or will result in a Change of Control (a “Tag-Along Sale”), then the SL Shareholder shall give written notice (a “Tag-Along Sale Notice”) of such proposed transfer to the Initial Investor Holder with respect to such Tag-Along Sale at least fifteen (15) Business Days prior to the consummation of such proposed transfer setting forth (i) the number and type of each class of Voting Stock of the Company proposed to be transferred by the Tag Triggering Sellers and (to the extent known to the SL Shareholder) any other transferors, (ii) the consideration to be received for such Voting Stock of the Company by the SL Shareholder, (iii) the identity of the Tag Transferee, (iv) a detailed summary of all other material terms and conditions of the Tag-Along Sale and, to the extent available to the Tag Triggering Sellers as of the date of the Tag-Along Sale Notice, a copy of the draft definitive agreement (along with any draft material ancillary transfer documents) with respect to the Tag-Along Sale, (iv) the longstop or end date (or such other similar term) when the proposed Tag-Along Sale will terminate if not consummated, and (v) an invitation to the Initial Investor Holder to irrevocably agree to include in the Tag-Along Sale, at the Initial Investor Holder’s option, up to such proportion of the Series B Preferred Shares, Underlying Shares that have been issued to the Initial Investor Holder upon conversion of Series B Preferred Shares, and Acquired Ordinary Shares held by the Initial Investor Holder that is at least equal to the proportion of shares of Voting Stock of the Company being transferred by the Tag Triggering Sellers in the Tag-Along Sale (based on the number of outstanding shares of Series B Preferred Shares, Underlying Shares that have been issued to the Initial Investor Holder upon conversion of Series B Preferred Shares, and Acquired Ordinary Shares held by the Initial Investor Holder and the number of outstanding shares of such Voting Stock held by the Tag-Triggering Sellers immediately prior to the Tag-Along Sale, and having adjusted for any split-up, subdivision, consolidation, combination, reverse share split, reclassification or similar event so as to achieve the same economic effect) (such amount of Series B Preferred Shares, Underlying Shares that have been issued to the Initial Investor Holder upon conversion of Series B Preferred Shares, and Acquired Ordinary Shares with respect to the Initial Investor Holder, the “Tag-Along Shares”).

Section 4.2. Except as set forth in Section 4.6, upon delivery of a Tag-Along Sale Notice, the Initial Investor Holder may elect to include the Initial Investor Holder’s Tag-Along Shares in such Tag-Along Sale (if the Initial Investor Holder makes such an election, together with the Tag-Triggering Sellers and all other Persons who otherwise are transferring, or have exercised a contractual or other right to transfer, Voting Stock of the Company in connection with such Tag-Along Sale, the “Tag-Along Sellers”), subject to Section 4.3 at the same price per share (such price, calculated on an As-Converted Basis as necessary) and pursuant to the same terms and conditions as agreed to by the Tag Triggering Sellers and otherwise in accordance with this Article IV, by sending an irrevocable written notice (a “Tag-Along Participation Notice”) to the Tag-Triggering Sellers within ten (10) Business Days of the date the Tag-Along Sale Notice is sent to the Initial Investor Holder, indicating its irrevocable election, subject to Section 4.3, to include its Tag-Along Shares in the Tag-Along Sale.

Section 4.3. Upon the delivery of a Tag-Along Participation Notice within such ten (10) Business Day period, the Initial Investor Holder shall be entitled to sell to the Tag Transferee on the same terms and conditions as and, concurrently with, the Tag Triggering Sellers, its Tag-Along Shares, which terms and conditions have been set forth in the Tag-Along Sale Notice and subject further to Section 4.5.

Section 4.4. If the Initial Investor Holder does not deliver a Tag-Along Participation Notice within such ten (10) Business Day period, the Initial Investor Holder shall be deemed to have waived its rights to participate in such Tag-Along Sale, and such Tag-Along Sale is permitted to be made provided:

(a) it is completed within the later of (i) 180 days of the expiry of the applicable ten (10) Business Day period and (ii) where any anti-trust, regulatory or other third party conditions are required to be satisfied before the Tag-Along Sale can be completed, by the longstop or end date (or such other similar term) for the satisfaction of the conditions in the Tag-Along Sale documentation (as agreed between the Tag Triggering Sellers and the Tag Transferee and as set forth in the Tag-Along Sale Notice) with such period to be automatically extended solely as required to obtain such anti-trust, regulatory or other third party conditions required to be satisfied before the Tag-Along Sale can be completed; and

(b) it takes place on terms and conditions that are not materially more favorable, taken as a whole, to the Tag-Triggering Sellers than those stated in the Tag-Along Sale Notice.

Section 4.5. Upon delivery of a valid Tag-Along Participation Notice in accordance with this Article IV, the Initial Investor Holder shall participate in the Tag-Along Sale on the following terms:

(a) the consideration provided by the Tag Transferee to the Initial Investor Holder is the same form(s) as the consideration that will be paid in respect of the Tag-Along Sale (and where such consideration is not cash, in substantially the same proportion as the types of consideration received by the Tag-Triggering Sellers), provided that in the event the consideration to be paid in a Tag-Along Sale includes any securities, the Tag-Triggering Sellers may receive voting, governance and other similar rights that are not provided to the Initial Investor Holder;

(b) the Initial Investor Holder shall only be required to give Specified Reps on the same basis as the Tag-Triggering Sellers, and shall not be required to give any indemnities, covenants or undertakings in relation to the Company or its Subsidiaries;

(c) the Initial Investor Holder shall be entitled to receive, and shall bear, its pro rata portion (based on the relative amount and type of Voting Stock of the Company sold in such Tag-Along Sale transaction) of any deferred consideration, earnout, holdback, indemnity or escrow payments relating to such Tag-Along Sale;

(d) the aggregate amount of liability of the Initial Investor Holder shall not exceed the proceeds received by the Initial Investor Holder in such Tag-Along Sale (except with respect to claims related to fraud by the Initial Investor Holder);

(e) subject to Section 4.5(b), if and to the extent the Tag Triggering Sellers are subject to indemnification obligations, all indemnification obligations shall be on a several and not joint basis to the Tag-Along Sellers pro rata (based on the amount of consideration received by each Tag-Along Seller in the Tag-Along Sale transaction);

(f) the Initial Investor Holder shall not be responsible for any indemnification obligations and/or liabilities (except through escrow or hold back arrangements established to cover representations, warranties and covenants of the Company as well as a breach by the Initial Investor Holder of any identical representations, warranties and covenants provided by all Tag-Along Sellers) for (A) breaches or inaccuracies of representations and warranties made with respect to any other Tag-Along Seller’s representations and warranties and/or (B) breaches of any covenant specifically relating to any other Tag-Along Seller;

(g) the Tag-Along Sale with respect to the Tag Triggering Sellers and the Initial Investor Holder shall close substantially concurrently; and

(h) If the Tag-Along Sale is not completed within the period set out in Section 4.4(a) above, the Tag Triggering Sellers shall promptly return to the Tag-Along Sellers all documents (if any) previously delivered in respect of the Tag-Along Sale

Section 4.6. Notwithstanding the delivery of any Tag-Along Sale Notice, but subject to always to Section 4.5, all determinations as to whether to complete any Tag-Along Sale and as to the timing, manner, price and other terms and conditions of any such Tag-Along Sale shall be at the sole discretion of the SL Shareholder, and none of the SL Shareholder, its Affiliates and their respective Representatives shall have any liability to the Initial Investor Holder arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Tag-Along Sale except to the extent the SL Shareholder failed to comply with the provisions of this Article IV.

Section 4.7. If the Initial Investor Holder exercises its right pursuant to this Article IV, and the amount of securities proposed to be transferred by the Tag Triggering Sellers and the Initial Investor Holder is greater than the amount of securities that the Tag Transferee wishes to acquire, the number of securities that may be transferred by each of the Tag Triggering Sellers and the Initial Investor Holder in connection with the Tag-Along Sale shall be reduced in the same proportions.

Section 4.8. All reasonable and documented out-of-pocket costs and expenses incurred by the Tag Triggering Sellers, in each case, in connection with such Tag-Along Sale shall be allocated and borne on a pro rata basis by each Tag-Along Seller in accordance with the amount of consideration otherwise received by such Tag-Along Seller in such Tag-Along Sale. For the avoidance of doubt, it is understood that this Section 4.8 shall not prevent any Tag-Along Sale to be structured in a manner such that some or all of such costs and expenses result in a pro rata reduction in the consideration received by the Tag-Along Sellers in such Tag-Along Sale.

Section 4.9. The Initial Investor Holder shall take or cause to be taken all such actions as the SL Shareholder deems to be reasonably necessary or desirable in order to consummate expeditiously a Tag-Along Sale, including (i) voting (whether in person or by proxy) in favor of such Tag-Along Sale, (ii) executing, acknowledging and delivering consents, assignments, releases, waivers and other documents or instruments, (iii) filing applications, reports, returns, filings and other documents or instruments with governmental authorities and (iv) otherwise cooperating with the Tag Triggering Sellers and the proposed transferee, in each case, to the same extent as the Tag Triggering Sellers.

Section 4.10. Notwithstanding anything else provided in this Article IV, the Tag Triggering Sellers shall not be required to provide a Tag-Along Sale Notice to the Initial Investor Holder (and the resulting right to participate in a Tag-Along Sale pursuant to this Article IV) if the Company or a shareholder of the Company has made an irrevocable offer (a “Tag Equivalent Offer”) to purchase the Series B Preferred Shares then held by the Initial Investor Holder, at the same price per Series B Preferred Share (calculated on an As-Converted Basis as necessary) and pursuant to terms and conditions that are substantially equivalent or more favorable to the Initial Investor Holder, as compared to those of the Tag-Along Sale, in such amount that is at least pro rata to the number of shares of Voting Stock of the Company being transferred by the Tag Triggering Sellers in the Tag-Along Sale (based on the number of outstanding shares of Series B Preferred Shares held by the Initial Investor Holder and the number of outstanding shares of such Capital Stock held by the Tag Triggering Sellers) (it being understood and agreed that an irrevocable notice of redemption issued by the Company with respect to the Series B Preferred Shares that is in accordance with the foregoing terms shall constitute a Tag Equivalent Offer), provided that if the Initial Investor Holder elects to accept a Tag Equivalent Offer, such Tag Equivalent Offer must close substantially concurrently with the Tag-Along Sale; provided further that (i) this Section 4.10 shall not obligate the Company or a shareholder of the Company to make a Tag Equivalent Offer and (ii) for the avoidance of doubt, the foregoing shall not prohibit the SL Shareholder from entering into a Tag-Along Sale (without providing the Initial Investor Holder the right to participate in a Tag-along Sale pursuant to this Article IV) if (A) a Tag Equivalent Offer is made pursuant to this Section 4.10 and the Initial Investor Holder elects to not accept such Tag Equivalent Offer within ten (10) Business Days of such Tag Equivalent Offer being made or (B) the SL Shareholder provided a Tag-Along Sale Notice and the Initial Investor Holder did not provide a Tag-Along Participation Notice within ten (10) Business Days of such Tag-Along Sale Notice.

Section 4.11. Without prejudice to any liability or damages resulting from any breach prior to such termination, this Article IV automatically terminates without any further action upon the consummation of a Change of Control.

ARTICLE V
Tender Offers

Section 5.1. From and after the Preferred Closing, for so long as the SL Shareholder, the PG Shareholder and their respective Affiliates collectively hold more than 50% of the Voting Stock of the Company, the SL Shareholder and its Affiliates shall not tender any Equity Interests of the Company pursuant to any bona fide public takeover offer or third-party tender offer for more than 50% of the Voting Stock of the Company (a “Tender Offer”), unless:

(a) the Tender Offer includes an offer for the Series B Preferred Shares then held by the Initial Investor Holder (i) at the same price per Series B Preferred Share (calculated on an As-Converted Basis as necessary) and pursuant to the same terms and conditions applicable to Ordinary Shares of the Company subject to the Tender Offer and (ii) in such amount that is at least pro rata (based on the total number of outstanding Series B Preferred Shares and such other classes of Equity Interests of the Company) to the other classes of Equity Interests of the Company subject to the Tender Offer; or

(b) the Company or a shareholder of the Company has made an offer (an “Equivalent Offer”) to purchase the Series B Preferred Shares then held by the Initial Investor Holder, at the same price per Series B Preferred Share (calculated on an As-Converted Basis as necessary) and pursuant to terms and conditions that are substantially equivalent or more favorable to the Initial Investor Holder, as compared to those of the Tender Offer, in such amount that is at least pro rata (based on the total number of outstanding Series B Preferred Shares and such other classes of Equity Interests of the Company) to the other classes of Equity Interests of the Company subject to the Tender Offer (it being understood and agreed that an irrevocable notice of redemption issued by the Company with respect to the Series B Preferred Shares that is in accordance with the foregoing terms shall constitute an Equivalent Offer), provided that if the Initial Investor Holder elects to accept an Equivalent Offer, such Equivalent Offer must close substantially concurrently with the Tender Offer; provided further, for the avoidance of doubt, that the foregoing shall not (i) obligate the Company or any shareholder of the Company to make an Equivalent Offer or (ii) prohibit the SL Shareholder and its Affiliates from tendering Equity Interests of the Company held by the SL Shareholder and its Affiliates pursuant to a Tender Offer if the Initial Investor Holder (a) elects not to participate in such Tender Offer; or (b) elects not to accept the applicable Equivalent Offer within (10) Business Days of such Equivalent Offer being made, as the case may be. Notwithstanding anything herein to the contrary, the closing of the Equivalent Offer may be conditional upon the consummation of the Tender Offer and may be revoked, rescinded or terminated in the event that the Tender Offer is revoked, rescinded or terminated.

Section 5.2. Without prejudice to any liability or damages resulting from any breach prior to such termination, this Article V automatically terminates without any further action upon the consummation of the Tender Offer.

ARTICLE VI
Representations and warranties of the parties

Each of the Parties represents and warrants, severally and not jointly, as of the date hereof, or for purposes of any Investor Holder that has executed a Joinder Agreement, such Investor Holder represents and warrants as of the date thereof, as follows:

Section 6.1. Organization and Qualification. Such Party, to the extent such party is not a natural person, is duly organized and in good standing under the laws of its place of establishment.

Section 6.2. Power and Authority. As of the date hereof, such Party has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement provided for herein, all of which have been duly authorized by all proper and necessary action and are not prohibited by the organizational instruments of such Party.

Section 6.3. Binding Obligation. This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of such Party, enforceable against such Party in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

Section 6.4. No Conflict. The execution, delivery and performance by such Party of this Agreement does not and will not: (i) violate any provision of law applicable to such Party, the organizational documents of such Party, or any order, judgment or decree of any court or other agency of government binding on such Party; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract or agreement to which such Party is a party or by which such Party or its respective property is bound; (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of such Party; or (iv) require any approval or consent of such Party under any contract or agreement to which such Party is a party or by which such Party or its respective property is bound.

ARTICLE VII
MISCELLANEOUS

Section 7.1. Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.2. Termination. This Agreement shall be terminated (i) upon termination of the Ordinary Shares and Preferred Shares Investment Agreement in accordance with its terms without the Preferred Closing having occurred, (ii) if the Preferred Closing has occurred, when no Series B Preferred Shares are held by any Investor Holder or (iii) with respect to any particular Investor Holder and the other Parties’ obligations to such Investor Holder, upon mutual written agreement of such other Parties and such Investor Holder (it being understood that the consent or agreement of any other Investor Holder shall not be required, and the termination with respect to any particular Investor Holder shall not affect the provisions of this Agreement as they apply to the other Investor Holders); provided that nothing herein shall relieve the other Parties or any Investor Holder from any liability or damages resulting from any breach of its obligations under this Agreement prior to termination. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

Section 7.3. Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Party any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

Section 7.5. Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties. The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.6. Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one Business Day after deposit with an internationally-recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

(a)	If to any GB Shareholder:

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attn: Legal Department

Email: LegalStaff-UK@silverlake.com

with a copy (which shall not constitute notice) to:

c/o Silver Lake Europe LLP

Broadbent House, 65 Grosvenor Street

London W1K 3LH

Attn: Legal Department

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: Kenneth Wallach; Hui Lin
E-mail: kwallach@stblaw.com; hui.lin@stblaw.com

(b)	If to the Initial Investor Holder:

c/o Knighthead Opportunities Capital Management, LLC

1140 Avenue of the Americas

New York, New York 10036

c/o Certares Opportunities LLC

350 Madison Avenue

8th Floor

New York, New York 10017

Email: Tom.LaMacchia@certares.com and

ltorrado@knighthead.com

with a copy (which shall not constitute notice) to:

Herbert Smith Freehills LLP

Exchange House, Primrose Street

London EC2A 2EG, United Kingdom

E-mail: Malcolm.Lombers@hsf.com

Tom.Oneill@hsf.com

Attention: Malcolm Lombers and Thomas N. O’Neill III

(c) If to any Investor Holder, other than the Initial Investor Holder, to such address as set out in the Joinder Agreement executed by such Investor Holder or to such other address or to such other Person as any Party shall have last designated by such notice to the other Parties.

Section 7.7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.9. Entire Agreement; Assignment. This Agreement (together with the Ordinary Shares and Preferred Shares Investment Agreement, to the extent referred to herein, and the schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Subject to Section 7.10, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party; provided, that this Agreement may be assigned without the prior written consent of the other Parties hereto with respect to (i) any assignment by an Investor Holder (other than the rights and obligations set forth in Article IV and Article V) to a transferee of all or a portion of the Series B Preferred Shares held by such Investor Holder, so long as such transfer was made in accordance with the Series B Conversion Agreement and such transferee has executed a Joinder Agreement in the form attached as Annex A and become a party hereto (it being understood that the rights and obligations set forth in Article IV and Article V may not be assigned by the Initial Investor Holder to any other person); and (ii) any assignment by the SL Shareholder to one or more of its Affiliates (it being understood that such assignment shall not relieve the SL Shareholder of its obligations under Article II, Article IV and Article V for so long as it or any of its Affiliates holds any Equity Interests in the Company).

Section 7.10. Nominated Affiliate. In the event that a Nominated Affiliate has executed an Affiliate Joinder Agreement (as defined in and pursuant to the Ordinary Shares and Preferred Shares Investment Agreement) to the Ordinary Shares and Preferred Shares Investment Agreement, the Initial Investor Holder shall procure that the Nominated Affiliate simultaneously executes an Affiliate Joinder Agreement to this Agreement. With effect from the execution of such Affiliate Joinder Agreement by the Nominated Affiliate: (i) all rights and benefits of the Initial Investor Holder under this Agreement shall be assigned and transferred to the Nominated Affiliate; (ii) the Nominated Affiliate shall assume all obligations and liability of the Initial Investor Holder under this Agreement, and the Initial Investor Holder shall be irrevocably released from all such obligations and liabilities only upon the assignment of all (and not part only) of the Initial Investor Holder’s rights, duties and obligations under the Ordinary Shares and Preferred Shares Investment Agreement to the Nominated Affiliate; (iii) all references in this Agreement to the Initial Investor Holder shall be deemed to be references to the Nominated Affiliate; and (iv) the Nominated Affiliate shall make such representations and warranties set out at Article VI in respect of itself to the other Parties as of the date of the Affiliate Joinder Agreement.

Section 7.11. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.13. Interpretation. The references herein to Sections, Articles and Schedules, unless otherwise indicated, are references to Sections and Articles of and Schedules to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Any reference to any contract is a reference to it as amended, modified and supplemented from time to time. In this Agreement, except to the extent that the context otherwise requires: (a) “days” means calendar days unless otherwise indicated; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and (d) references to a Person are also to its permitted successors and assigns. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.14. Governing Law and Jurisdiction

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(b) Each of the Parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the Parties hereto in express reliance upon 6 Del. C. § 2708. Each of the Parties hereby irrevocably and unconditionally agrees (a) to be subject to the exclusive jurisdiction of the U.S. federal courts sitting in the State of Delaware, or any state courts of the State of Delaware (or any court in which appeal from such courts may be taken) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the U.S. federal courts sitting in the State of Delaware, or any state courts of the State of Delaware (or any court in which appeal from such courts may be taken) and (d) consents to service being made through the notice procedures set forth in Section 7.6. Each Party hereby agrees that service of any process, summons, notice or document by an internationally-recognized courier or by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service to the respective addresses set forth in Section 7.6 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby and that service made pursuant to the forgoing shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 7.15. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.16. Remedies; Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by a Party in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Section 7.2, each Party would be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any competent court of jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity without proof of actual damages or the inadequacy of monetary damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).

Section 7.17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto.

Section 7.18. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the GB Shareholders, on the one hand, and the Investor Holders, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, each of the Shareholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Shares or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Shares and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Each of the Shareholders has acted independently regarding its decision to enter into this Agreement.

Section 7.19. Several Liability. The obligations and liabilities of each Party hereto are several but not joint or joint and several and as to itself only.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Voting Agreement to be executed by its duly authorized officers as of the day and year first above written.

SL GLOBETROTTER, L.P.
acting by its general partner
SL GLOBETROTTER GP, LTD

By:	/s/ Joseph Osnoss
Name:	Joseph Osnoss
Title:	Director

[Signature Page to Voting Agreement]

GLOBAL BLUE HOLDING LP
acting by its general partner
SL GLOBETROTTER GP, LTD

By:	/s/ Joseph Osnoss
Name:	Joseph Osnoss
Title:	Director

[Signature Page to Voting Agreement]

CK OPPORTUNITIES FUND I, LP
By: CK Opportunities GP, LLC, its general partner

By:	/s/ Laura Torrado
Name:	Laura Torrado
Title:	Authorised Signatory

By:	/s/ Tom LaMacchia
Name:	Tom LaMacchia
Title:	Authorised Signatory

[Signature Page to Voting Agreement]

Annex A

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Voting Agreement, dated as of May 5, 2022 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Voting Agreement”), by and among SL Globetrotter, L.P., Global Blue Holding L.P., each of the Investor Holders listed on the signature pages thereto and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Voting Agreement.

By executing and delivering this Joinder Agreement to the Voting Agreement, the undersigned hereby adopts and approves the Voting Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming the beneficial owner and/or transferee of Series B Preferred Shares, to become a party as an “Investor Holder” and to be bound by and comply with the provisions of, the Voting Agreement applicable to the assigning Investor Holder and the Series B Preferred Shares held by the undersigned, in the same manner as if the undersigned were an original signatory to the Voting Agreement; provided that Article IV and Article V of the Voting Agreement shall not apply to the undersigned. The undersigned expressly acknowledges and agrees that Article III of the Voting Agreement shall apply to the undersigned’s Series B Preferred Shares and Underlying Shares that have been issued to the undersigned upon conversion of Series B Preferred Shares, as applicable, and that Article VII of the Voting Agreement is incorporated herein by reference, mutatis mutandis.

Annex B

FORM OF AFFILIATE JOINDER AGREEMENT

The undersigned is executing and delivering this Affiliate Joinder Agreement pursuant to that certain Voting Agreement, dated as of May 5, 2022 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Voting Agreement”) by and between (i) SL Globetrotter, L.P., (ii) Global Blue Holding L.P., and (iii) CK Opportunities Fund I, LP (the “Initial Investor Holder”). Capitalized terms used but not defined in this Affiliate Joinder Agreement shall have the respective meanings ascribed to such terms in the Voting Agreement.

By executing and delivering this Affiliate Joinder Agreement to the Voting Agreement, the undersigned hereby adopts and approves the Voting Agreement and agrees, effective commencing on the date hereof to become a party to the Voting Agreement as the “Initial Investor Holder” and to be bound by and comply with the provisions of the Voting Agreement applicable to the Initial Investor Holder, in the same manner as if the undersigned were an original signatory to the Voting Agreement.

The administrative details of the undersigned for the purposes of Section 7.6 of the Voting Agreement are as follows:

Address:	[●]
Email:	[●]
Attention:	[●]

The undersigned acknowledges and agrees that Article VII of the Voting Agreement are incorporated herein by reference, mutatis mutandis.

Accordingly, [●] has executed and delivered this Affiliate Joinder Agreement as of __________________ 20

(Signature)

Address:

Email address:

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the      day of             ,         .

(Signature of Transferee)

(Print Name of Transferee)

Address:

Telephone:
Facsimile:
Email:

Schedule A

Beneficial Ownership of Securities

GB Shareholder	Number of Ordinary Shares	Number of Series A Preferred Shares
SL Globetrotter, L.P.	97,258,598	11,970,487
Global Blue Holding L.P.	37,358,622	4,939,137
Total	134,617,220	16,909,624

Schedule B

Articles of Association Amendment

Filed as Schedule A to Exhibit 10.1 filed with the Issuer’s Form 6-K on May 6, 2022.